Exhibit 99.1

July 27, 2021

Cardiff Lexington Issues Pro forma Financial Performance to include Nova Ortho & Spine

FT. LAUDERDALE, FL / ACCESSWIRE / July 27, 2021 / Cardiff Lexington Corporation (OTC PINK:CDIX) today issued its pro forma combined historical profit and loss statement and balance sheet to include the addition of historical performance of its recent Nova Ortho and Spine acquisition.

Cardiff Lexington’s newest subsidiary is expected to grow as more locations are added and the economy continues to recover from the stagnation of the Covid-19 pandemic. Cardiff Lexington’s Healthcare Division will seek to provide resources and synergistic incremental additional revenue streams to augment Nova Ortho and Spine’s growth.

According to the Centers for Medicare & Medicaid Services, national health spending is projected to grow at an average annual rate of 5.4 percent for 2019-28 and to reach $6.2 trillion by 2028. Because national health expenditures are projected to grow 1.1 percentage points faster than gross domestic product (GDP) per year on average over this period, the health share of the economy is projected to rise from 17.7 percent in 2018 to 19.7 percent of GDP in 2028.

Despite the Covid-19 pandemic, combined historical results of Nova Ortho and Spine and Cardiff Lexington on a pro forma basis were total 2020 Revenue of $7,597,814, up 43% with a 69% EBITDA gain over combined 2019 results.

Cardiff Lexington’s goal is to become a leading diversified Holding Company, maximizing shareholder value with a focus in the Healthcare, Financial Services, and Real Estate industries. The Company continues to seek out additional acquisition opportunities. Management’s goal is to implement the Company’s “Buy and Build” strategy.

As our mission statement states, “Cardiff Lexington’s goal is to provide corporate support and services to our operating entities pertaining to strategic initiatives, financial planning, networking and business development, risk management and mitigation, legal and compliance, employee development and information technology as well as media relations.”

Profit and Loss

Cardiff Lexington and Subsidiaries Historical Includes Nova Ortho and Spine Audited
	(Includes Nova)
	2019	2020
Revenues
Services provided	$5,303,969	$7,597,814
Incremental revenue	–	–
Total Revenues	5,303,969	7,597,814
Cost of services
Operating expenses	4,764,899	6,937,611
Depreciation expense	29,603	23,100
Total operating expenses	4,794,502	6,960,711
Income From Operations	509,467	637,103
Other Income (Expense)
Corporate overhead	(1,367,318)	(1,609,003)
Interest expense	(489,294)	(332,704)
Amortization of debt discount	(972,047)	(1,192,044)
Conversion cost penalty	(813,220)	(25,400)
Other income (expense)	(7,549)	32,866
Total other income (expense)	(6,131,573)	(2,746,393)

Net Income Before Taxes & Disc Op	(5,622,106)	(2,109,290)
Discontinued Operations	(335,658)	69,274
Net Income Before Taxes	$(5,957,764)	$(2,040,016)
EBITDA	$(5,438,867)	$(1,684,212)

The immediate impact of the Nova Ortho and Spine acquisition to Cardiff Lexington’s Balance Sheet was positive. Net cash increased by over $1,000,000, both Total Assets and Stockholders’ Equity increased by $7.2 million, or more than five cents per share of common stock as of June 30, 2021. Over the past six months, management reduced the Company’s negative Shareholder Equity from ($8,562,401) to ($1,219,756), a net improvement of $7,342,645.

Balance Sheet

	Cardiff Per 10-Q Q1 2021	Cardiff and Nova Ortho Consolidated 6/1/2021	Change

Current Assets	$510,760	$1,784,670	$1,273,910

Total Assets	$5,161,138	$6,840,915	$1,679,777

Current Liabilities	$12,484,059	$12,913,127	$429,068

Total Liabilities	$12,960,228	$13,582,263	$622,035

Total Stockholders’ Equity (deficit)	$(7,799,090)	$(1,219,756)	$6,579,334

Total Liabilities and Equity (deficit)	$5,161,138	$12,362,607	$7,201,469

Conversions and Dilution

Despite unsubstantiated misinformation from uninformed and unidentified sources, the facts are that all preferred stock shareholders have been subject to lock up provisions and over the past five (5) years there have been no preferred shares converted and sold as common shares. Members of our management team converted preferred shares to 50,000,000 restricted shares of common stock, but none of such shares have been sold, and restricted stock is subject to restrictions on transfer. Further, during the past five (5) years at no time has any executive officer or member of our management team sold shares. All dilution has come from third-party debt conversions.

Over the past 18 months, management has worked diligently towards the reduction and elimination of expensive convertible debt financing previously necessary to fund shortfalls from operations. For multiple quarters management has continued to reduce convertible debt funding dependency. With the recent capital investment into our Series N Preferred Stock and the acquisition of Nova Ortho and Spine, management estimates that cash flow from operations will be sufficient to sustain future operations without incurring further convertible debt obligations. Further, the recent institutional investment in Series N Preferred Stock is subject to a lock up leak out provision, and the Company retained the right to repurchase all those outstanding shares at any time for 115% of the issue price.

About Nova Ortho and Spine, LLC

Nova Ortho and Spine, LLC provides traumatic injury victims with primary care evaluations, care management, interventional pain management, and specialty consultation care interventions (orthopedics, neurosurgery, and pain management) to approximately 100-150 patients per month. Patients are primarily referred through a growing network of professional service providers such as other physicians, physical therapy, and chiropractic care providers. Nova is a highly efficient provider of Emergency Medical Condition assessments. As EMC providers and early stage continued care providers, Nova brings to Cardiff Lexington an experienced management team with 25+ years’ experience operating primary, specialty, and ancillary care facilities. They currently operate seven regional offices well positioned in population centers through Florida. The Company has no dependence on CMS (Medicare/Medicaid) or health insurance companies (HMOs or Blue Cross) for reimbursement. Payor mix is almost exclusively comprised of automotive insurance companies, general liability carriers, and private pay. Management estimates the seven locations, most of which were opened in the last twenty-four months, are operating at 35% capacity. From pain management and physical therapy to minimally invasive and complex spine surgery, Nova has the best possible team of doctors and specialists in order to provide exceptional patient care and the optimum outcomes.

About Cardiff Lexington Corporation: Cardiff Lexington employs a "Buy and Build" acquisition and value creation strategy targeting acquisition of middle market private niche financial services and healthcare companies and real estate with synergies, leveraging data and resources across similar target markets. The Company implements their buy and build strategy leveraging proven management in private companies that become subsidiaries. Cardiff Lexington’s acquisition strategy is driven by structure, transaction value, alignment, resources and return on investment. Management targets acquisition of middle market private niche healthcare and financial services companies with high growth potential. The Cardiff Lexington umbrella enables business owners to exit personal equity and to take advantage of the capitalization power of a public company to drive growth and expansion. Fundamental to the Cardiff Lexington strategy, acquisitions become standalone subsidiaries gaining advantage of the power of a public company. Owners gain liquidity, diversification, pooled resources, leverage value, and mitigated risk. As a Cardiff Lexington subsidiary these companies gain seasoned management support and the enhanced ability to raise money for operations or expansion while also establishing a longer-term equity exit strategy. CDIX targets acquisitions of mature, high growth, niche healthcare and financial services companies. Cardiff Lexington provides these companies a proven experienced Cardiff Lexington management team led by strong and talented team of executives and advisors providing expert acquisition, market guidance and added management value for subsidiaries and investors to facilitate and lead growth and expansion. For investors, Cardiff Lexington provides a diversified lower risk portfolio to protect and safely enhance their investment by continually adding assets and holdings.

FORWARD LOOKING STATEMENT: This news release contains forward looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. These risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

Investor Relations

800-628-2100 ext. 705

investorsrelations@cardifflexington.com

Source: Cardiff Lexington Corporation